Exhibit 3.1

Certificate of Designation

of

Series D Preferred Stock

of

Sharing Services Global Corporation

Pursuant to NRS 78.195 and 78.1955 this Nevada Profit Corporation adopts this Certificate of Designation for Series D Preferred Stock:

There is hereby designated a Series D Preferred Stock, pursuant to NRS 78.1955.

ARTICLE I. 1. Name of Corporation: Sharing Services Global Corporation

ARTICLE II. By resolution of the board of directors (the “Board”) pursuant to a provision in the articles of incorporation, this Certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Series D Preferred Stock, $0.0001 par value per share, to consist of twenty-six thousand (26,000) shares:

1. Dividends. From and after the first date of issuance of any Series D Preferred Stock each Holder of Series D Preferred Stock shall be entitled to receive dividends, which dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash valued at the rate of twenty-five percent (25%) per annum of the operating income of the Corporation, before other dividends and bonuses from the date of the first issuance of any shares of the Series D Preferred Stock (the “Initial Issuance Date”), which shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be operating income or surplus available for the payment of dividends in such fiscal year. Dividends on the Series D Preferred Stock shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months. Accrued and unpaid dividends shall be payable in cash commencing on August 31, 2024 and continuing each annual anniversary of such date until the redemption of the Series D Preferred Stock or the Corporation’s satisfaction in full of its obligations hereunder.

2. Redemption Rights. Subject to the applicable provisions of Nevada law, the Corporation, the stockholders of the Series D Preferred Stock may redeem the whole or any part of the outstanding Series D Preferred Stock starting in September 1, 2028. Any such redemption shall be pro rata with respect to all of the holders of the Series D Preferred Stock. Upon redemption, the Corporation shall pay for each share redeemed the amount of (a) $1,000 per share, payable in cash, the redemption amount being referred to as the “Redemption Price”, and (b) any unpaid accumulated Preferred D dividends. Such redemption may be in part or in whole.

At least 30 days previous notice by mail, postage prepaid, shall be given to the holders of record of the Series D Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon the holder to surrender to the Corporation on said date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each bolder of Series D Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefore, notwithstanding that the certificates evidencing any Series D Preferred Stock called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates thereof.

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If, on or prior to any date fixed for redemption of Series D Preferred Stock, the Corporation deposits, with any bank or trust company as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, or deliver, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and any dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates thereof. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Series D Preferred Stock so called for redemption shall not, at the end of [six] years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the redemption price.

3. Board Designation Rights. So long as Series D Preferred Stock is outstanding, a majority of holders (owning fifty percent (50%) or more) of Preferred D Stock will be entitled to designate individuals to the Board as necessary to maintain a ratio of at least 28.5% of the filled Board seats, subject to confirmation by the Board, to fill any vacancy in such Board seats and to remove and replace any individuals designated to fill such Board seats. Such additional directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board. Upon the termination of the Series D Preferred Stock, the term of office on the Board of all individuals who may have been designated as directors hereunder shall cease (and such individuals shall promptly resign from the Board.

4. Reissuance of Certificates. In the event of a redemption of less than all of the shares of the Series D Preferred Stock represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series D Preferred Stock a new Series D Preferred Stock Certificate representing the remaining shares of the Series D Preferred Stock which were not corrected.

5. Preferred Status. Without the prior written consent of the holders of fifty percent (50%) or more of the outstanding shares of the Series D Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of junior, equal or greater rank to the shares of the Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation described above.

6. Restriction on Dividends. If any shares of the Series D Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of fifty percent (50%) or more of the then outstanding shares of the Series D Preferred Stock, directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock.

7. Vote to Change the Terms of the Series D Preferred Stock. Without the prior written consent of the holders of or fifty percent (50%) or more of the outstanding shares of the Series D Preferred Stock, the Corporation shall not amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Corporation’s discretion, by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Series D Preferred Stock Certificate(s) of like tenor and date.

9. This Agreement is to be construed and enforced in accordance with and shall be governed by the laws of the State of Nevada applicable to contracts executed in and to be fully performed in that state.

Dated: August 31, 2023

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